Exhibit 99.1

Rick Rainey Media Relations (713) 369-9452	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

FERC RULES FAVORABLY TO KMP ON INCOME TAX

ALLOWANCE IN SFPP RATE CASE

HOUSTON, Dec. 19, 2005 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced that the Federal Energy Regulatory Commission (Commission) issued an order late Friday, Dec. 16, addressing two cases:  1) the Phase II portion of a proceeding (Docket No. OR96-2) on complaints filed with the Commission regarding rates charged by SFPP, L.P. for the interstate transportation of refined petroleum products on its pipelines; and 2) certain cost of service issues remanded to the Commission by the D.C. Circuit Court of Appeals in its July 2004 BP West Coast Products v. FERC opinion, including the level of income tax allowance SFPP is entitled to include in its interstate rates (Docket No. OR92-8). SFPP owns and operates most of KMP’s West Coast refined petroleum products pipelines. The Commission has now addressed or established procedures to resolve the cost of service issues in the Phase II proceeding and the remanded income tax allowance, and other issues.

KMP Chairman and CEO Richard D. Kinder said, “Although KMP is continuing to review the Commission’s order and its impact, it appears that the Commission has reversed a number of adverse findings of the administrative law judge (ALJ) on significant Phase II cost issues and, on income tax allowance, the Commission has ruled favorably on SFPP’s entitlement to an allowance, though additional procedural steps remain ahead.”

In its prior projections, based on the ALJ’s Phase II ruling, KMP had estimated the combined annual impact of the rate reductions and the payment of reparations sought by shippers would be approximately 15 cents of distributable cash flow per unit. Based on its preliminary review of the Commission’s order, and subject to the ultimate resolution of these issues in compliance filings with the Commission and subsequent judicial appeals, KMP now expects the

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total annual impact will be less than 15 cents per unit. The actual, partial year impact on 2006 distributable cash flow per unit will likely be closer to 5 cents per unit. KMP will continue to evaluate the order (including its impact on the establishment and timing of any additional non-cash, accounting reserves) and will provide an estimate of the impact on its 2006 budget at its January investor conference. As explained in its Dec. 13, 2005, press release, KMP’s current 2006 expectations do not include any impact from the resolution of this issue.

In the Energy Policy Act of 1992, Congress “grandfathered” most interstate oil pipeline rates, deeming them lawful and requiring a showing of “substantially changed circumstances” to justify any review of such rates. In March 2004, the Commission found “substantially changed circumstances” on SFPP’s rates on the West Line (which transports gasoline, jet fuel and diesel from southern California to Arizona) and directed an ALJ to perform an analysis to recommend prospective rates and any reparations that should be paid with regard to the West Line, as well as for SFPP’s rates on the East Line (which transports gasoline, jet fuel and diesel from west Texas to Arizona) which are not subject to grandfathering protection, the so-called Phase II proceeding. In September 2004, the ALJ issued an initial decision in Phase II finding against SFPP on numerous cost of service issues, including rejection of any recovery of an income tax allowance or of general and administrative costs (overhead) by SFPP. SFPP appealed those rulings to the Commission.

Separately, as part of its review of Commission orders in a prior SFPP proceeding (BP West Coast v. FERC), the D.C. Circuit rejected in July 2004 the Commission’s prior policy of providing a partial income tax allowance to regulated utilities owned by tax-pass-through entities, such as master limited partnerships, and remanded that issue to the Commission. On remand of that case, the Commission in May 2005 adopted a new policy on income tax allowances permitting regulated utilities owned by tax-pass-through entities to demonstrate their entitlement to an income tax allowance based on a showing that the income generated by the regulated utility was subject to actual or potential tax liability. SFPP and its opponents filed briefs addressing application of this standard to SFPP.

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The Commission’s Phase I rulings on the grandfathered status of SFPP’s rates are pending on appeal before the D.C. Circuit court of appeals and were not addressed in the Commission’s new order. In its earlier Phase I order, the Commission found that SFPP’s interstate rates on its West Line should no longer be “grandfathered” for certain years, but that rates on its North Line (northern California) and Oregon Line will remain “grandfathered.” KMP has appealed the decision. If KMP is successful in its appeal of the grandfathering determination, the West Line rates would return to their former grandfathered status. In the ongoing proceedings before the Commission and the D.C. Circuit Court of Appeals, KMP will continue to seek grandfathered status for the SFPP West Line and full recovery of legitimate costs in the rates for the SFPP East Line.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America. KMP owns or operates more than 25,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels per day of gasoline and other petroleum products and up to 8.4 billion cubic feet per day of natural gas. Its terminals handle over 80 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), a leading North American energy transportation and distribution company. Combined, the two companies have an enterprise value of more than $35 billion.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

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